Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 20th day of November, 2013 (the “Effective Date”), between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (the “Corporation”), ROYAL BANK AMERICA, a Pennsylvania chartered bank (the “Bank”) and F. KEVIN TYLUS, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank and Executive desire to enter into an agreement providing for the terms of Executive’s employment with the Corporation and the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment.  The Corporation and the Bank hereby employ Executive and Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2.  Duties of Employee.  Executive shall serve as Chief Executive Officer and President of the Corporation and the Bank, reporting to the Board of Directors of the Corporation (the “Board”) and the Bank (the “Bank Board”), respectively, and shall have such powers and duties as may from time to time be reasonably prescribed by the Board and the Bank Board, provided such powers and duties are consistent with Executive’s position as a senior executive officer of the Corporation and the Bank.  Executive shall upon the commencement of this Agreement be appointed to the Board and the Bank Board as a Director.  Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board and the Bank Board.  Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

3.  Term of Agreement.

(a)  Employment Period.  This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending December 31, 2015; provided, however, that the Employment Period shall be automatically renewed on January 1, 2016 (the “Renewal Date”) for a period ending one (1) year from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period.  If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”) for a period ending one (1) year from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement shall terminate at the end of the Employment Period.

(b)  Continuation of Employment After Expiration.  Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Bank Board and Executive may mutually agree.

(c)  Termination for Cause.  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by action by both of the Board and the Bank Board for Cause (as defined herein).  Any action by the Board and the Bank Board pursuant to this Section 3(c) shall require a seventy-five percent (75%) vote of the total number of directors serving on each of the Board and the Bank Board. As used in this Agreement, “Cause” shall mean any of the following:

(i)  Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime involving moral turpitude, or the actual incarceration of Executive for a period of sixty (60) consecutive days or more;

(ii)  Executive’s willful failure to follow the good faith lawful instructions of the Board or the Bank Board with respect to their operations, after written notice from the Corporation or the Bank and a failure to cure such violation within twenty (20) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(iii)  Executive’s willful failure to substantially perform Executive’s duties to the Corporation or the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (e) of this Section 3, after written notice from the Corporation or the Bank and a failure to cure such violation within twenty (20) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(iv)  Executive’s intentional violation of the provisions of this Agreement, after written notice from the Corporation or the Bank and a failure to cure such violation within twenty (20) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(v)  Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act;

(vi)  the willful engaging by Executive in misconduct injurious to the Corporation or the Bank after notice from the Corporation or the Bank, and a failure to cure such conduct within twenty (20) days;

(vii)  the breach of Executive’s fiduciary duty to the Corporation or the Bank involving personal profit;

(viii)  Executive’s willful violation of (1) any material law, rule or regulation applicable to the Corporation or the Bank, or (2) any final cease and desist order issued by an applicable regulatory agency;

  (ix)  unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank following an investigation of the claims by a third party;

(x)  any act of fraud or misappropriation against the Corporation or the Bank, or its customers, employees, contractors or business associates which has been adjudicated and proven in a court of law; or

(xi)  the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive to Corporation and the Bank prior to action and approved in writing by the Board and the Bank Board, and, after notice from Corporation and the Bank, a failure to cure such conflict within twenty (20) days of said notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(A)  the Bank shall pay to Executive the unpaid portion, if any, of his Annual Salary through the date of termination; and

(B)  the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect, provided that the cost to the Bank of such post-employment benefits shall not exceed an amount equal to one year of Executive’s Annual Salary.

(d)  Death.  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Salary through date of death and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e)  Disability.  Executive, the Corporation and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his Annual Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, the Corporation and the Bank agree that if, in the judgment of the Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Bank will suffer an undue hardship in continuing Executive’s employment as set forth in this agreement.  Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s employee benefit plans.

(f)  Resignation from Board of Directors.  In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate.  This Section 3(f) shall constitute a resignation notice for such purposes.

4.  Employment Period Compensation.  Benefits and Expenses.

(a)  Annual Salary.  For services performed by Executive under this Agreement, the Bank shall pay Executive an annual salary during the Employment Period at the rate of $525,000 per year, minus applicable withholdings and deductions (the “Annual Salary”).  The Annual Salary (including the components discussed below) shall be reviewed annually by the Board or the Bank Board and may, from time to time, increase Executive’s Annual Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases.  In reviewing adjustments to Annual Salary, the Board or the Bank Board shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank under Executive’s leadership.  The Annual Salary shall be paid in two components: the Annual Cash Salary and the Annual Stock Salary as follows:

(i)  The Annual Cash Salary shall be at the rate of $425,000 per year, minus applicable withholdings and deductions, payable in cash at the same times as salaries are payable to other executive employees of the Bank.

(ii)  The Annual Stock Salary shall be at the rate of $100,000 per year, minus applicable withholdings and deductions, in shares of Class A common stock of Royal Bancshares of Pennsylvania, Inc. (the “Corporation”) payable quarterly in arrears.  The shares granted pursuant to the Annual Stock Salary shall be valued as of the business day immediately prior to the date of grant.  Such shares issued pursuant to the Annual Stock Salary shall be fully vested upon grant but may not be transferred or pledged for two years following the date of grant; however, such restrictions shall terminate immediately upon termination of Executive’s employment by the Bank without Cause or by the Executive for Good Reason.

(b)   Bonus.  The Board or the Bank Board may provide for the payment of an annual bonus to Executive as it deems appropriate to provide incentive to Executive and to reward Executive for his performance.  Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board or the Bank Board.  The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

(c)  Vacations, Holidays, etc.  During the term of this Agreement, Executive shall be entitled to thirty (30) days paid time off per calendar year in accordance with the policies as established from time to time by the Bank Board.  Executive shall also be entitled to all paid holidays provided by the Bank to its regular full-time employees and senior executive officers.

(d)  Stock Based Incentives.  During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the board of directors of the Corporation or by the Bank Board under the Corporation’s or the Bank’s stock based incentive plans and as are consistent with Executive’s responsibilities and performance.

(e)  Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and terms of each such plan, until such time that the Bank Board authorizes a change in such benefits.  The Corporation and the Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation and the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Corporation and the Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Annual Salary payable to Executive pursuant to Section 4(a) hereof.

(f)  Business Expenses.  During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, that are properly accounted for, in accordance with the policies and procedures established by the Bank or the Board or the Bank Board for its executive officers.  In addition, Executive shall be reimbursed by the Bank for the cost of up to fifty (50) nights per year at hotels in proximity to the Bank, as necessary or convenient for the Bank and Executive.

5.  Rights in Event of Termination of Employment after a Change in Control.

(a)  Termination without Cause.  In the event that Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) during the term of this Agreement after a Change in Control or if Executive’s employment is voluntarily terminated by Executive for Good Reason after a Change in Control (defined in Section 5(d) below), Executive shall be entitled to receive the compensation and benefits set forth below:

(i)  Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to one year of Executive’s Annual Salary.  Such amount shall be subject to federal, state, and local tax withholdings.

(b)  No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)  Change in Control.  As used in this Agreement, “Change in Control” shall mean:

(i)   (A) a merger, consolidation or division involving the Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Board or the Bank Board who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board or the Bank Board; or

(ii)   any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation or Bank’s then outstanding securities; provided, however, that for the purposes of this Agreement, a Change in Control shall not result from: any transfer of ownership, which would otherwise cause the transferee to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, to a family member of Daniel M. Tabas, who is not currently a director or an officer of the Corporation or the Bank, of securities of the Corporation, which are solely or jointly owned or titled in the name of Daniel M. Tabas, the estate of Daniel M. Tabas, or any trust, proxy, power of attorney, pooling arrangement or any other contract or arrangement or other special purpose entity in which Daniel M. Tabas either is the grantor, settlor, or otherwise caused to be formed; or controls the voting rights or disposition of shares of the Corporation (for purposes of clarification, the foregoing proviso shall not apply to a transfer of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) to a third party who is not a family member of Daniel M. Tabas);

(iii)  during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board or the Bank Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or

(iv)  any other transaction involving the Corporation or Bank similar in effect to any of the foregoing and designated as a Change in Control by the Board or the Bank Board.

(d)  Good Reason.  As used in this Section 5, the term “Good Reason” shall mean (i) a material diminution in salary, (ii) a material diminution in authority, duties or responsibilities, (iii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Corporation’s principal executive office on the date of this Agreement, (iv) any material violation of this Agreement by the Bank or the Corporation (which shall include a violation of Section 11); (v) a reduction in Executive’s title; or (vi) where following a Change in Control involving the sale of substantially all the assets of the Bank or the Corporation this Agreement is not assumed by the purchasing entity, in all cases after notice from Executive to the Corporation within ninety (90) days after the initial discovery by Executive or the imposition of the facts or condition constituting such Good Reason and the failure of the Corporation or the Bank to cure such situation within thirty (30) days after said notice.

(e)  Exclusive Payment.  In the event Executive becomes entitled to any of the payments set forth in this Section 5, he shall not be entitled to any of the payments set forth in Section 6.

6.  Rights in Event of Termination of Employment absent Change in Control or with Good Reason.

(a)  Termination without Cause or for Good Reason.  If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability) absent a Change in Control or Executive notifies the Corporation and the Bank of the existence of Good Reason, absent a Change in Control, and voluntarily resigns or terminates his employment (following any applicable notice and cure periods), Executive shall be entitled to receive the compensation and benefits set forth below:

(i)  Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to one year of Executive’s Annual Salary.  The amount shall be subject to federal, state and local tax withholdings.

(b)  No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)  Exclusive Payment. In the event Executive becomes entitled to any of the payments set forth in this Section 6, he shall not be entitled to any of the payments set forth in Section 5.

7.  Covenant Not to Compete.

(a)  Restrictions. Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i)  enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise located within the Non-Competition Area, which is engaged in (A) the banking (including bank holding company) or financial services industry, or (B) any other activity within the Non-Competition Area in which the Corporation or the Bank or any of its affiliates or subsidiaries are engaged during the Employment Period.  The “Non-Competition Area” shall mean any county in which, at the date of termination of Executive’s employment, a branch location, office, loan production office, or trust or asset and wealth management office of the Corporation, the Bank, or any of their affiliates or subsidiaries are located; or

(ii)  solicit, directly or indirectly, any “person” (as such term is defined under Section 3 of the Employee Retirement Income Security Act of 1974, as amended) who is, or was during the then most recent 12-month period, a customer of the Corporation, the Bank or any of their affiliates or subsidiaries to divert their business from the Corporation and/or the Bank; or

(iii)  solicit, directly or indirectly, any person who is, or was during the then most recent 12-month period, employed by the Corporation, the Bank or any of their affiliates or subsidiaries to leave the employ of the Corporation or the Bank.

Notwithstanding the foregoing, Executive shall not be prohibited from making personal investments, loans or real estate transactions comparable to such transactions which would have been permitted during Executive’s employment with the Corporation or the Bank.

(b)  Reasonableness.  It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and their affiliates and subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) Restriction Period. The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive’s employment; provided, however, that in the event Executive’s employment terminates as a result of delivery of a notice of non-renewal by the Corporation or the Bank in accordance with Section 3(a), Executive shall not be subject to the restrictions contained in Section 7(a)(i). Notwithstanding the above provisions, if Executive violates the provisions of this Section 7 and the Corporation or the Bank must seek enforcement of the provisions of Section 7 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d)  Assignment.  Executive hereby agrees that the provisions of this Section 7 are fully assignable by the Corporation and the Bank to any successor.  Executive also acknowledges that the terms and conditions of this Section 7 will not be affected by the circumstances surrounding his termination of employment, absent a breach of this Agreement by the Corporation or the Bank or as otherwise provided in this Agreement.

(e)  Irreparable Harm.  Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 7 will result in irreparable injury to the Corporation and the Bank for which they shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof.  Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction.  In addition, the Corporation and the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Corporation or the Bank by Executive.  Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to Executive hereunder.

8.  Unauthorized Disclosure.  During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board and the Bank Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Corporation and the Bank, any material confidential information obtained by him while in the employ of the Corporation and the Bank with respect to any of the Corporation’s and the Bank’s or any of their affiliates or subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or the Bank or any information that must be disclosed as required by law.

9.  Requirement of Release; Cessation and Recovery on Competition.  Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Sections 5 and 6 shall be contingent upon Executive’s prior agreement with and signature to a complete mutual release agreement in the form as mutually agreed by the parties.  Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.

10.  Indemnification; Liability Insurance.  The Corporation and the Bank shall indemnify, defend and hold Executive harmless, to the fullest extent permitted by Pennsylvania law, with respect to any costs, suits, damages, actions, administrative proceedings, losses, claims, including reasonable attorney’s fees, related to or arising from any threatened, pending or contemplated action, suit or proceeding brought against him as a result of Executive’s position as a present or past director, officer, employee or agent of the Corporation and the Bank or as a result of Executive serving at the written request of the Corporation or the Bank as a director, officer, employee or agent of another person or entity.  Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

11.  Representations of Bank.  The Corporation and the Bank hereby represent and warrant to Executive that, subject to receipt of applicable regulatory approvals under 12 C.F.R. Part 359, as of the date hereof, this Agreement and the Corporation and the Bank’s performance of their covenants and obligations hereunder: (i) do not violate, breach or cause a default under any agreement, order, law, rule or regulation applicable to the Bank or the Corporation or to which either the Bank or the Corporation are bound or are a party; and (ii) that the persons executing this Agreement on behalf of the Corporation and the  Bank are duly authorized by the Board and the Bank Board, respectively, to bind the Corporation and the Bank to the terms by a valid resolution of the Board and the Bank Board, respectively.

12.  Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and hand delivered, mailed by registered or certified mail, postage prepaid with return receipt requested or if sent via commercial overnight courier, to Executive’s address or sent by facsimile with written confirmation (in the case of notices to Executive) and to the principal executive office of the Bank or by facsimile, in the case of notices to the Bank.  All notices shall be effective upon receipt.

13.  Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board and the Bank Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.  Assignment.  This Agreement shall not be assignable by any party, except by the Corporation or the Bank to any successor in interest to its business.

15.  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

16.  Successors; Binding Agreement.

(a)  The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place.  As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees.  If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

17.  Legal Expenses.  The Bank shall reimburse Executive for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Executive prevails (including by reason of negotiated settlement). Such payments shall be made within fourteen (14) days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.   The Bank shall reimburse Executive for up to $5,000 in legal fees in connection with the legal review of this Agreement prior to execution.

18.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

20.  Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21.  Limitations on Payments.

(a)  Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition.  All calculations required to be made under this subsection will be made by the Bank’s independent public accountants, subject to the right of Executive’s representative to review the same.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b)  All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

22.  Recovery of Bonuses and Incentive Compensation.  Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Salary or payments due Executive under Section 5 or Section 6, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Corporation or the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twelve (12) months following the date such bonus or incentive compensation was paid.  In the event that the Board or the Bank Board determines by a vote of at least 75% of the directors of the Board or the Bank Board that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Corporation or the Bank of the same.

23.  Application of Code Section 409A.

(a)  Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.  In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b)  Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)  Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

24.  Effect of Participation in the Troubled Asset Relief Program Capital Purchase Program.

(a)  The Corporation has entered into agreements with the U.S. Treasury Department (“Treasury”) under which the Corporation issued preferred shares (“Preferred Shares”) and other securities to Treasury as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008.

(b)  The Emergency Economic Stabilization Act of 2008, as amended (together with all associated regulations, interpretations and guidance that are now, or may in the future be, issued, “EESA”) imposes certain restrictions on employment agreements, severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements (“Plans”) maintained by the Corporation and its affiliates, including the Bank, and requires that such restrictions remain in place for so long as Treasury holds any debt or equity securities issued by the Corporation.  The parties hereby agree that all Plans providing benefits to the Executive shall be construed and interpreted at all times that Treasury maintains any debt or equity investment in the Corporation in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by the Corporation and the Bank so as to comply with the restrictions imposed by EESA.  The Executive recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to the Executive under this Agreement or any other Plan.  In the event of such reduction or elimination of benefits, the Corporation and the Bank agree that they shall replace such benefits with substantially comparable benefits if and as permitted by EESA.  Nothing in this paragraph 24 shall eliminate or interfere with Executive’s right to seek any benefits or payments due to Employee hereunder, and, notwithstanding Paragraph 26, Executive may institute litigation to avoid any adverse effect from EESA and to obtain such benefits and payments.  Notwithstanding any other terms of this Agreement or any other Plan providing benefits to the Executive, to the extent that any provision of this Agreement or any other Plan is determined by the Bank to be subject to and not in compliance with EESA, including the timing, amount or entitlement of the Executive to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA.  Without limiting the foregoing, any “golden parachute payment” or other severance payments due in connection with termination of the Executive’s employment with the Bank provided under this Agreement or any other Plan, as defined under Section 111 of EESA, including any benefits payable under Sections 5 and 6, shall be prohibited if such termination occurs while the Preferred Shares remain outstanding and held by Treasury.

(c)  If Executive is involuntarily terminated from employment other than for Cause or terminates for Good Reason while the Preferred Shares remain outstanding and held by Treasury, and Executive executes and does not revoke a release as required pursuant to Section 9, at the option of the Executive, the Corporation and the Bank hereby agree that Executive, the Corporation and the Bank shall enter into a Consulting and Noncompetition Agreement (the “Consulting Agreement”), substantially in the form set forth as Exhibit A hereto, provided that: (i) the Corporation and the Bank may not enter into the Consulting Agreement without the prior written approval of their respective primary regulators (including, in the case of the Corporation,  FDIC concurrence in the primary regulator’s approval); and (ii) the rights of the Executive to severance benefits under this Agreement (including, without limitation, any payments due Executive under Section 5, Section 6, or Section 17), on the one hand, and the rights of the Executive to payments under the Consulting Agreement, on the other, shall be mutually exclusive.

25.  Limitation on Golden Parachute Payments.  Notwithstanding anything in this Agreement to the contrary, the obligation to make payment of any severance benefits as provided herein (including, without limitation, any payments due Executive under Section 5 or Section 6 and, to the extent incurred after termination, legal fees and expenses covered by Section 17) is conditioned upon (i) the Corporation and the Bank obtaining any necessary approvals from each of their primary regulators (including, where applicable, FDIC concurrence), and (ii) compliance with applicable law, including 12 C.F.R. Part 359.  In addition, Executive covenants and agrees that the Corporation and the Bank and their successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Employee committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. §359.4(a)(4), and Executive shall promptly return any such “golden parachute payment” upon such demand.

26.  Arbitration.  Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Corporation, Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:	/s/ Robert R. Tabas

ROYAL BANK AMERICA

By:	/s/ Robert R. Tabas

EXECUTIVE

/s/ F. Kevin Tylvs

EXHIBIT A

CONSULTING AND NONCOMPETITION AGREEMENT

This CONSULTING AND NONCOMPETITION AGREEMENT (this “Agreement”) is being entered into as of as of _____________, _____, by and between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (the “Corporation”), ROYAL BANK AMERICA, a Pennsylvania chartered bank (the “Bank”) (together, the “Employer”), and __________________________, an adult individual (the “Consultant”).

RECITALS:
WHEREAS, the Employer desires Consultant to provide, and Consultant desires to provide the services described herein subject to the terms and conditions set forth below:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Consultancy.  During the period beginning on the date on which Consultant’s employment with the Employer is terminated (the “Termination Date”) and for a period of twelve (12) months thereafter (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to the Employer and its subsidiaries and affiliates in connection with the business of the Employer and its subsidiaries, including, but not limited to:

(a)  providing continued services in the same manner as when he was employed on a permanent basis as necessary to ensure a proper transition of his former job function to his replacement;

(b)  consulting with the Employer regarding the operations and customer relationships of the Employer and its subsidiaries;

(c)  providing introductions to customers and providing personal services similar to those the Consultant is currently providing the Employer;

(collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein.  The Consultant shall provide such Consulting Services as may be requested from time to time by the Board of Directors of the Employer.  During the Consulting Period, the Consultant shall be available to devote from 25 to 32 hours per week (as determined in the discretion of the Employer) of his business time, attention, skills and efforts (other than during holidays, vacations (of which at least five (5) weeks will be permitted) and periods of illness) to the business and affairs of the Employer and its subsidiaries and affiliates and shall use his reasonable efforts to promote the interests of the Employer and its subsidiaries and affiliates.  Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by the Employer and the Consultant.  The Consultant shall be available for meetings at the principal executive offices of the Employer at such times as the Employer shall reasonably require.

(d)  During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Employer or any subsidiary or affiliate of the Employer.

2.  Non-Disclosure of Confidential Information. Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of the Employer or any of its affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of the Employer or any of its affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant.  Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of the Employer and its affiliates and the relations of such entities with their customers is confidential information.  This Section 2 shall survive the termination or expiration of the Consulting Period.

3.  Non-Competition Provisions.

(a)  The Consultant hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and accordingly agrees that, during and for the Consulting Period, the Consultant will not:

(i)  enter into or be engaged (other than by the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (A) the banking (including bank holding company) or financial services industry, or (B) any other activity in which the Bank or any of its affiliates or subsidiaries are engaged during the Consultant’s prior employment with the Employer or during the Consulting Period, in any county in which, at the date of termination of Executive’s employment, a branch location, office, loan production office, or trust or asset and wealth management office of the Bank, or any of its affiliates or subsidiaries are located (“Non-Competition Area”); or

(ii)  solicit, directly or indirectly, any “person” (as such term is defined under Section 3 of the Employee Retirement Income Security Act of 1974, as amended) who is, or was during the then most recent 12-month period, a customer of the Bank or any of its affiliates or subsidiaries to divert their business from the Bank; or

(iii)  solicit, directly or indirectly, any person who is, or was during the then most recent 12-month period, employed by the Bank or any of its affiliates or subsidiaries to leave the employ of the Bank.

(b) It is expressly understood and agreed that, although the Consultant and the Bank consider the restrictions contained in Subsection (a) reasonable for the purpose of preserving for the Bank and its affiliates and subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Subsection (a) is an unreasonable or otherwise unenforceable restriction against the Consultant, the provisions of Subsection (a) will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

4.  Compensation.  In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 1, 2 and 3 hereof, the Employer shall pay to the Consultant twelve equal installment payments in amounts equal to eighty-percent (80%) of the highest Annual Salary during the year of termination or the immediately preceding two calendar years, provided that the aggregate amount of such payments shall not exceed one year of Executive’s Annual Salary on the Termination Date.  Such installment payments shall be paid on the last business day of each month during the Consulting Period.

5.  Successors and Assigns.

(a)  During the Consulting Period, the Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.  Any failure of the Employer to obtain such agreement prior to the effectiveness of any such succession or assignment during this twelve-month period shall be a material breach of this Agreement.

(b)  This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives.  Except as provided in this Section 6, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.  Enforcement.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

7.  Legal Expenses.  The Bank will pay to the Consultant all reasonable legal fees and expenses when incurred by the Consultant in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith, and he prevails.

8.  Amendment.  This Agreement may be amended or modified at any time by a written instrument executed by the parties.

9.  Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

11.  Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

12.  Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:
Secretary

ATTEST:	ROYAL BANK AMERICA

By:
Secretary

WITNESS:	[CONSULTANT]